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                               SERVICES AGREEMENT

         THIS SERVICES AGREEMENT (this "Agreement"),dated as of the lst day of June, 1998, is made by and between TRITEL COMMUNICATIONS, INC., a Delaware corporation ("Tritel"), and GALAXY PERSONAL COMMUNICATIONS SERVICES, INC., a Delaware corporation ("Galaxy"), which is a wholly-owned subsidiary of WORLD ACCESS, INC., a Delaware corporation.

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. THE SERVICES

         1.1 SERVICES.

         Galaxy will perform the services described on Exhibit A (the "Services") for Tritel (or subsidiaries or entities under common control with Tritel, as directed by Tritel) regarding the project described therein (the "Project") in accordance with the terms and conditions of this Agreement. Galaxy will perform the Services in a professional, workmanlike manner, will exercise reasonable skill, care and diligence in the performance of the Services and will carry out its responsibilities in accordance with industry accepted good professional engineering practices and in compliance with all standards and rules reasonably established by Tritel from time to time; provided, however, that any timetables agreed to by Galaxy shall be subject to appropriate adjustment in the event Tritel materially changes its established standards and rules. Unless otherwise agreed by Tritel in writing, Galaxy will provide all personnel, equipment and supplies necessary or appropriate to perform the Services.

         1.2 EXAMINATION OF THE SERVICES.

         Galaxy has examined the applicable ordinances, rules and regulations, and has examined the markets where the Services will be provided and satisfied itself as to all conditions to be encountered in the performance of the Services.

         1.3 TIME IS OF THE ESSENCE.

         Upon execution of this Agreement the parties shall promptly negotiate and establish a general overall progress schedule for the performance of the Services in all markets subject to this Agreement and completion of the Project, which schedule shall be supplemented (prior to commencing Services in any market) with more detailed and mutually established market by market progress schedules (the general and more detailed progress schedules may be hereafter referred to collectively as the "Progress Schedule") which shall include a description of milestones marking the completion of certain successive phases of the Services (the "Milestones"). The Progress Schedule, when executed by Tritel and Galaxy, shall be deemed an addendum to this Agreement and become an integral part of this Agreement. The Progress Schedule may be amended by mutual agreement of Tritel and Galaxy in writing.

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         In the performance of Galaxy's obligations under this Agreement, time is of the essence. Galaxy agrees to see to the timely performance of the Services in accordance with the Progress Schedule and will not delay (beyond deadlines established in the Progress Schedule) or interfere with other portions of work on the Project. Galaxy recognizes that Tritel will incur severe economic loss if the Project is not timely completed, and that Galaxy will be responsible to compensate Tritel for such loss in accordance with Section 1.9 if Galaxy does not comply with the Progress Schedule.

         1.4 COMMENCEMENT AND PROGRESS.

         Upon Tritel and Galaxy's mutual execution of the Progress Schedule, Galaxy will commence providing Services within a market specified by Tritel within three (3) weeks after written notice from Tritel to Galaxy, and shall provide the Services diligently and in accordance with the Progress Schedule.

         1.5 PRIORITY OF SERVICES.

         Within the parameters of the Progress Schedule, Tritel shall have the right to decide the time, order and priority in which the various portions of the Services shall be performed and all other matters relevant to the timely and orderly conduct of Galaxy's Services.

         1.6 COORDINATION.

         Galaxy shall cooperate with Tritel and all other contractors involved in the Project in the provision of the Services. Tritel shall cooperate with Galaxy in connection with its provision of the Services, and shall instruct its contractors and agents involved in the Project to do likewise.

         1.7 AUTHORIZED REPRESENTATIVE; PERSONNEL.

         Galaxy shall designate one or more persons who shall be Galaxy's authorized representative(s) on-site and off-site. Tritel shall have the right to approve any personnel assigned by Galaxy to perform any Services, which approval shall not be unreasonably withheld or delayed.

         1.8 ASSIGNMENT AND SUBCONTRACTING.

         Galaxy will not assign the work under this Agreement, or subcontract any portion of it, without the written consent of Tritel. Galaxy will not make any assignment of payments to be earned by Galaxy under this Agreement without the prior written approval of Tritel.

1.9      CONSEQUENCES FOR DELAY.

         Except as noted below, in the event of a delay of Galaxy referred to in
Section 1.3, there shall be deducted from the Compensation payable to Galaxy the following amounts: (a) a charge equal to [CONFIDENTIAL TREATMENT REQUESTED] per day per cell site for each day of delay in the Progress Schedule (or, if Tritel incurs extraordinary expense to maintain its schedule in spite of Galaxy's delay, an amount equal to such expense) materially attributable to Galaxy, subject to a maximum delay charge of [CONFIDENTIAL TREATMENT REQUESTED] per cell site; or (b) a charge

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equal to [CONFIDENTIAL TREATMENT REQUESTED] per day per each cell site within a system or cluster of cell sites each as will be mutually defined in the Progress Schedule (which system or cluster cannot be placed in commercial service due to one or more cell sites within such system or cluster not being placed in commercial service) for each day of delay in the Progress Schedule (or if Tritel incurs extraordinary expense to maintain its schedule in spite of Galaxy's delay, an amount equal to such expense), subject to a maximum delay charge of [CONFIDENTIAL TREATMENT REQUESTED] per cell site for each cell site within such system or cluster.

         Galaxy will be excused for any delay caused by acts of God, war (including civil war), civil unrest, acts of government, fire, floods, explosions, inclement weather, epidemics, quarantine restrictions, interplanetary catastrophes, delays solely caused by Tritel or its vendors or other contractors, or other events beyond the control of Galaxy. Galaxy will be entitled to extensions of time for such delay only upon written notice to Tritel within ten (10) days after commencement of the delay.

         The foregoing sums represent the amount of liquidated damages which the parties have agreed upon as compensation to Tritel for any delay in placing Tritel's systems in commercial service in accordance with the Progress Schedule as a result of Galaxy's delay or interference. The parties acknowledge that such sums represent a fair and equitable amount of compensation for delay in view of the impossibility of ascertaining actual damages. The foregoing liquidated damages clause shall, however, be in addition to and not in substitution for any other rights or remedies which Tritel may have under this Agreement or otherwise against Galaxy by reason of its failure to complete the Services with the time limits referred to above.

         If due to any act or omission of Galaxy mutually agreed Acceptance Criteria (defined below) are not met and the commercial launch of a system is delayed, in addition to the delay liquidated damages set forth above, Galaxy shall correct to Tritel's reasonable satisfaction, at Galaxy's sole cost, any deficiency in the applicable design criteria, including, reasonable costs associated with additional planning and testing, acquiring and constructing additional cell sites erroneously omitted from (or required as a result of any flaw in) Galaxy's original RF design and the cost of additional base stations and other equipment and supplies not contemplated in Galaxy's original RF design. The provisions of this paragraph shall not apply to deficiencies caused by Tritel's deviation from the original design criteria.

SECTION 2. COMPENSATION

         2.1 COMPENSATION.

         Tritel will pay Galaxy for Services rendered in accordance with Exhibit B (the "Compensation"). Unless expressly excluded pursuant to the terms of this Agreement, all costs and expenses related to the provision of the Services are included in the Compensation. However, any state and local sales or use taxes arising from Tritel's payment of the Compensation are not included and, if applicable, shall be payable by Tritel.

         2.2 PAYMENT TERMS.

         Galaxy will submit invoices to Tritel in accordance with the Milestone schedule set forth in Exhibit A. Tritel will remit all properly payable amounts within thirty (30) days of Tritel

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receipt of any such invoice unless Tritel elects the financing option set forth below. Tritel may elect to finance the payment of any invoice for a period of up to nine months. If Tritel so elects, interest will begin to accrue on all charges set forth in any deferred invoice at a floating per annum rate equal to the prime rate of interest published in The Wall Street Journal plus one percent beginning on the thirty-first day following Tritel's receipt of any such invoice. Each invoice will describe, in reasonable detail and with respect to the relevant invoice period (a) a description of the Services provided, and (b) any work product created. The Compensation shall not be altered except as specifically provided for in this Agreement.

         2.3 INVOICE REPRESENTATION.

         All invoices must be accompanied by a representation and warranty of Galaxy that all laborers, subcontractors, suppliers and others who might claim lien rights on the Project have been or will be timely paid in full.

         2.4 PAYMENT NOT ACCEPTANCE.

         Payment to Galaxy alone does not constitute or imply acceptance by Tritel of any portion of Galaxy's Services.

         2.5 GALAXY PAYMENT FAILURE.

         If it appears to Tritel that the labor, material and other bills incurred in the performance of Galaxy's Services (which if unpaid may give rise to lien rights or claims on the Project) are not being currently paid, Tritel may take such steps as it deems necessary to insure that the money paid to Galaxy will be utilized to pay such bills.

         2.6 BACK CHARGES AND WITHHOLDS.

         Tritel may withhold payments from Galaxy in amounts that are sufficient to protect Tritel in the event of any of the following:

         (a) Galaxy's improper or delayed works, defective work or damage to the work, which is not corrected by it;

         (b) Any claims Tritel may have against Galaxy arising out of other projects;

         (c) Filing of any claims, demands, suits, attachments and/or liens against Galaxy;

         (d) Reasonable evidence brought to Tritel's attention that any claims, demands, suits, attachments and/or liens are to be filed against Galaxy which could potentially affect the Project;

         (e) Reasonable evidence brought to Tritel's attention of prospective insolvency of Galaxy; or

         (f) Any bona fide claim or lien against Tritel or the premises upon which the Services were performed which arises out of Galaxy's default in its performance of this Agreement.

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         2.7 FINAL PAYMENT.

         The final payment will be due when Galaxy's Services have been completed and accepted by Tritel, which acceptance shall not be unreasonably withheld. For purposes of this Section 2.7, final payment shall be deemed to have been made upon Tritel's election to finance the charges subject to the final payment, effective upon Tritel's provision of notice of such election to Galaxy. The making and acceptance of final payment constitutes a waiver of any claims by Galaxy against Tritel for compensation for extra work or for compensation of any kind claimed by Galaxy because of the activities of Tritel in connection with the Project. Prior to final payment Galaxy shall submit to
Tritel:

         (a) Galaxy's affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with Galaxy's Services for which Tritel or its property might in any way be liable, have been paid, or otherwise satisfied;

         (b) Satisfaction of all required acceptance criteria which shall be mutually established by Tritel and Galaxy within 90 days of execution of this Agreement in accordance with the parameters and procedures set forth in the General Milestone and Acceptance Criteria Schedule attached as Exhibit C (such acceptance criteria as shall be established may be referred to as the "Acceptance Criteria"); and

         (c) Other data as reasonably required by Tritel, such as receipts, releases, and waivers of liens.

Final payment shall constitute a waiver of all claims by Galaxy for additional compensation relating to Galaxy's Services, but shall in no way relieve Galaxy of liability for obligations assumed under this Agreement or for faulty or defective work appearing within sixty (60) days from the later of (i) final payment; or (ii) commercial in-service use of the applicable system.

         2.8 SUSPENSION OF SERVICES.

         During the term of this Agreement, Tritel may elect to suspend Services in progress in a specific market due to any of the following conditions:

         (i) FCC or state regulatory actions which affect a specific Tritel service area;

         (ii) Moratoriums or similar actions imposed by state or local authorities which would materially affect Tritel's ability to complete network deployment within such area; or

         (iii) Mutual agreement by Galaxy and Tritel.

If Services were suspended as a result of any of the above conditions, Galaxy would receive demobilization compensation during the suspension and remobilization compensation if Galaxy's personnel are remobilized. Demobilization compensation will equal [CONFIDENTIAL TREATMENT REQUESTED] of the hourly rates of personnel demobilized (assuming a 9-hour workday and 5-day workweek during any period of demobilization) plus a demobilization fee of [CONFIDENTIAL TREATMENT REQUESTED] per person demobilized. Upon remobilization, Galaxy will be paid a fee

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of [CONFIDENTIAL TREATMENT REQUESTED] per Galaxy employee remobilized. Tritel would not assign work in progress, suspended under this provision, to other contractors or internal personnel for resumption of work without the mutual consent of Tritel and Galaxy. The Progress Schedule for any market suspended shall be tolled during any period of suspension. No suspension of services under this provision will occur prior to completion of the design phase and issuance of search rings.

SECTION 3. TERM.

         The term of this Agreement will commence on the date hereof and, unless otherwise earlier terminated pursuant to Section 11 or extended upon mutual agreement of the parties, will end upon the earlier of: (i) Galaxy's completion and Tritel's acceptance of the Services (as determined by the Acceptance Criteria); or (ii) fifteen (15) months from the date of Galaxy's commencement of Services in the last market of Tritel in the Project covered by this Agreement.

SECTION 4. INDEPENDENT CONTRACTOR.

         Galaxy will perform the Services as an independent contractor of Tritel, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between Galaxy and Tritel. Galaxy will not represent itself to be an employee or agent of Tritel or enter into any agreement on Tritel's behalf or in Tritel's name, unless Galaxy is specifically authorized in writing by Tritel to do so.

SECTION 5. COMPLIANCE WITH LAWS.

         Galaxy will at its own cost (a) comply with all federal, state and local laws, ordinances, regulations and orders with respect to its performance of the Services (collectively, the "laws"), (b) file all reports relating to the Services (including, without limitation, tax returns), (c) pay all filing fees and federal, state and local taxes applicable to Galaxy's business as the same shall become due, and (d) pay all amounts required under local, state and federal workers' compensation acts, disability benefit acts, unemployment insurance acts and other employee benefit acts when due. Galaxy will provide Tritel with such documents and other supporting materials as Tritel may reasonably request to evidence Galaxy's continuing compliance with this Section
5. Galaxy is liable to Tritel for all fines and penalties attributable to any acts of commission or omission by Galaxy, its employees and agents resulting from the failure to comply with laws.

SECTION 6. INSURANCE.

         6.1 COVERAGE REQUIREMENTS.

         Prior to providing any Services, Galaxy will procure and maintain throughout the term of this Agreement insurance policies (including, without limitation, automobile insurance, commercial liability insurance, professional liability insurance and statutory workers' compensation insurance) that are sufficient to protect Galaxy's business against all applicable risks and, upon Tritel's request, furnish Tritel with an endorsement from the insurance carriers showing Tritel as an additional insured under Galaxy's insurance. Galaxy will provide Tritel

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with certificates of insurance and other supporting materials as Tritel may reasonably request to evidence Galaxy's continuing compliance with the preceding sentence.

         6.2 CANCELLATION.

         Galaxy's insurance policies shall contain a provision that coverage afforded under the policies will not be canceled, changed in a manner to reduce coverage from the levels currently in effect or not renewed (unless replaced with equivalent coverage with an alternate carrier) until at least thirty days' prior written notice has been given to Tritel. A statement to this effect will be included with Galaxy's insurance certificates. Certificates of insurance acceptable to Tritel shall be filed with Tritel prior to the commencement of Galaxy's Services.

         6.3 WAIVER OF SUBROGATION.

         Tritel and Galaxy waive all rights against each other and against separate contractors, and all other subcontractors for damages caused by fire or other perils to the extent covered by Builder's Risk or any other property insurance purchased for the Project, except such rights as they may have to the proceeds of such insurance.

         6.4 RISK OF LOSS.

         Galaxy will be liable for all loss or damage, other than ordinary wear and tear, to Tritel's property in Galaxy's possession or control. In the event of any such loss or damage, Galaxy will pay Tritel the full current replacement cost of such equipment or property within thirty (30) days after its loss or damage.

         6.5 NO WORKERS' COMPENSATION LIMITATION ON INDEMNITY.

         In any and all claims against Tritel by any employee of Galaxy or anyone directly or indirectly employed by Galaxy or anyone for whose acts Galaxy may be liable, the indemnification obligations under Section 9 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Galaxy under Workers' Compensation laws, disability benefit laws or other employee benefit laws.

SECTION 7. OWNERSHIP AND USE OF PROPRIETARY MATERIALS

         7.1 PROPRIETARY MATERIALS.

         As used in this Agreement, "Proprietary Materials" means all products, devices, computer programs, techniques, know-how, algorithms, procedures, discoveries or inventions, whether patentable or copyrightable and whether reduced to practice, and all materials, texts, drawings, specifications, source code, data and other recorded information, in preliminary or final form and on any media whatsoever, that (a) is within the scope of the Project or (b) reduced to practice, developed, discovered, invented or made by Galaxy during the term of this Agreement, whether solely or jointly with others, and for the purposes of performing the Services.

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         7.2 OWNERSHIP.

         Tritel will be the exclusive owner of all Proprietary Materials arising from Galaxy's performance of this Agreement. To the extent permitted under the U.S. Copyright Act (17 USC (Section) 101 et seq., and any successor statute thereto), the Proprietary Materials will constitute "works made for hire," and the ownership of such Proprietary Materials will vest in Tritel at the time they are created. To the extent the Proprietary Materials are not "works made for hire" under applicable copyright laws, Galaxy hereby assigns and transfers to Tritel all right, title and interest that Galaxy may now or hereafter have in the Proprietary Materials, subject to the limitations set forth in Section 7.4. Galaxy will promptly disclose to Tritel all Proprietary Materials.

         7.3 FURTHER ACTS.

         Galaxy will take such action (including, but not limited to, the execution, acknowledgement, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by Tritel to evidence, transfer, vest or confirm Tritel's right, title and interest in the Proprietary Materials.

         7.4 LIMITATION.

         Notwithstanding any other provision of this Agreement to the contrary, this Section 7 will not obligate Galaxy to assign or offer to assign to Tritel any of Galaxy's rights in an invention for which no equipment, supplies, facilities or trade secret information of Tritel was used and which was developed entirely on Galaxy's own time, unless the invention relates directly to the Project.

         7.5 USE.

         Except as required for Galaxy's performance of the Services or as authorized in writing by Tritel, Galaxy will not use, disclose, publish or distribute any Proprietary Materials or remove any Proprietary Materials from Tritel's premises. Galaxy will hold all Proprietary Materials in trust for Tritel and will deliver them to Tritel upon request and in any event upon the expiration or termination of this Agreement.

         7.6 NON-INFRINGEMENT WARRANTY.

         Galaxy represents and warrants that any Proprietary Materials originating from Galaxy, and the exercise by Tritel of its rights hereunder with respect to the Proprietary Materials, will not infringe upon, violate or misappropriate any patent, copyright, trade secret, trademark, contract or other right or interest of any third party.

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         7.7 OTHER COMPANIES.

         During the course of executing the amended services, Galaxy employees may use software and documentation created by other RF services companies. Each Galaxy employee who uses these software products must agree in writing to protect any confidential information they acquire through training on or use of these software products.

         7.8 REMEDIES.

         Galaxy agrees that damages may be inadequate to compensate for the unique losses to be suffered in the event of a breach of the provisions set forth in Sections 7.1 through 7.7, and that Tritel will be entitled, in addition to any other remedy it may have under this Agreement or at law, to seek and obtain injunctive and other equitable relief, including specific performance of the terms of this Agreement without the necessity of posting bond.

SECTION 8. NO CONFLICTING OBLIGATIONS.

         8.1 OTHER AGREEMENTS.

         Galaxy's execution, delivery and performance of this Agreement will not violate any other employment, nondisclosure, confidentiality, consulting or other agreement to which Galaxy is a party or by which it may be bound.

         8.2 THIRD-PARTY CONFIDENTIAL INFORMATION.

         Galaxy will not use, in the performance of the Services or the creation of any Proprietary Materials, or disclose to Tritel any confidential or proprietary information of any other person if such use or disclosure would violate any obligation or duty that Galaxy owes to such other person. Galaxy's compliance with this Section 8.2 will not prohibit, restrict or impair Galaxy's performance of the Services and it's other obligations and duties to Tritel.

SECTION 9. INDEMNIFICATION.

         Galaxy shall indemnify, defend and hold Tritel (and Tritel's agents, legal representatives, officers, directors, shareholders and employees) harmless from all claims, damages, losses, costs, expenses (including attorneys' fees) and liabilities, including any amounts paid in satisfaction of judgments, in compromise or as fines and penalties, arising out of or resulting from any claim, action, investigation or other proceeding (including any proceeding by any of Galaxy's employees, agents or subcontractors), actual or threatened, that is based upon (a) a default by Galaxy in the performance of its obligations under this Agreement, (b) any representation or warranty of Galaxy being untrue in any material respect, (c) the conduct of Galaxy's business, (d) any negligent act or omission of Galaxy, or (e) the infringement or misappropriation of any foreign or United States patent, copyright, trade secret or other proprietary right by the Proprietary Materials originating from Galaxy.

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SECTION 10. NONDISCLOSURE AGREEMENT

         As a condition to Tritel's obligations under this Agreement, Galaxy agrees to abide by all the terms and conditions of that certain Non-disclosure Agreement dated as of May 28, 1998, executed by and between Tritel and Galaxy (the "Non-disclosure Agreement"). SECTION 11. TERMINATION.

         11.1 TERMINATION FOR CAUSE.

         Tritel may terminate this Agreement upon an Event of Default (defined below), provided, however, that as to any of the matters set forth in subparagraphs (iii) through (vii) of Section 13: (a) Tritel sends written notice to Galaxy describing the breach in reasonable detail, (b) Galaxy does not cure the breach within thirty (30) days following its receipt of such notice, and (c) following the expiration of the thirty-day cure period, Tritel sends a second written notice to Galaxy indicating Tritel's desire to terminate this Agreement. If an Event of Default results from any of the matters set forth in subparagraphs (i) and (ii) of Section 13, Tritel's termination of this Agreement shall be effective upon giving notice of termination to Galaxy. Galaxy may terminate this Agreement upon Tritel's material breach of this Agreement, provided that (a) Galaxy sends written notice to Tritel describing the breach in reasonable detail, (b) Tritel does not- cure the breach within thirty (30) days following its receipt of such notice, and (c) following the expiration of the thirty-day cure period, Galaxy sends a second written notice to Tritel indicating Galaxy's desire to terminate this Agreement.

         If Tritel terminates this Agreement for cause as described above, Tritel, without prejudice to any other remedy it might have, may terminate this Agreement and complete the Services by such means as Tritel deems fit. In such case, Galaxy shall not be entitled to receive any further payment until Galaxy's Services are completed. If the unpaid balance of the Compensation shall exceed the aggregate of (1) the expense of Tritel of completing the Services, including compensation for additional managerial and administrative services, and (2) the losses and damages of Tritel, including its attorneys' fees and litigation expense, such excess shall be paid to Galaxy. If the expense of completing Galaxy's Services and the losses and damages of Tritel shall exceed the unpaid balance of the Compensation, Galaxy shall pay the difference to Tritel promptly on demand.

         11.2 TERMINATION FOR CONVENIENCE.

         Either Tritel or Galaxy may terminate this Agreement at any time upon ninety (90) days' written notice to the other (a "Termination for Convenience"). Upon a Termination for Convenience by Tritel, Galaxy shall be compensated for any Services rendered but which have not been paid ("Unpaid Services") on a time and materials basis as set forth in Exhibit B, unless the Unpaid Services constitute a Milestone in which case payment shall be made in accordance with the Milestone schedule set forth in Exhibit B. Upon a Termination for Convenience by Galaxy, Galaxy shall not be compensated for any Unpaid Services unless the Unpaid Services constitute a Milestone in which case payment shall be made in accordance with the Milestone schedule set forth in Exhibit B.

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         11.3 SURVIVAL.

         Sections 5 and 7 and Sections 9 through 24 (together with all other provisions of this Agreement that may reasonably be interpreted or construed as surviving termination of the Term) will survive the termination of the Term.

SECTION 12. NOTICES.

         All notices given hereunder will be given (and shall be deemed to have been given upon receipt) in writing, will refer to this Agreement and will be personally delivered, sent by telecopy, by other electronic facsimile transmission or by registered or certified mail (return receipt requested) to the address set forth below the parties' signatures at the end of this Agreement. Any party may from time to time change such address by giving the other party notice of such change in accordance with this Section 12.

SECTION 13. EVENT OF DEFAULT.

         For the purposes of this Agreement, an "Event of Default" shall be if:

         (i) At any time there shall be filed by or against Galaxy in any court a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of the property of Galaxy, and within twenty (20) days from the filing date Galaxy fails to secure a discharge; or

         (ii) Galaxy makes an assignment for the benefit of creditors or petitions for or enters into an agreement or arrangement with its creditors; or

         (iii) Galaxy materially fails to prosecute the Services in accordance with the Acceptance Criteria, and therefore, fails to complete the Services entirely on or before any date established in the Progress Schedule for partial, substantial or final completion (except for delays for which Galaxy is entitled to additional time); or

         (iv) There is a breach of any of Galaxy's representation or warranties contained in this Agreement or required to accompany any invoice rendered under this Agreement; or

         (v) Galaxy fails to supply sufficient labor, material and/or equipment so as to complete the Services in accordance with the Progress Schedule, unless such delay is excused in accordance with Section 1.9; or

         (vi) Galaxy performs defective work and fails to correct promptly and properly such defective work; or

         (vii) Without limitation, Galaxy fails to perform any material provision of this Agreement.

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SECTION 14. ASSIGNMENT

         Galaxy may not assign this Agreement, in whole nor in part, without Tritel's prior written consent. Tritel may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Tritel is a party, (b) any corporation, partnership, association or other entity or person to which Tritel may transfer all or substantially all of the assets and business of Tritel existing at such time, or (c) any subsidiary of or entity under common control with Tritel. Upon any such assignment by Tritel and the full and unconditional assumption by such assignee of all of Tritel's obligations hereunder arising after such assignment, Tritel shall be released and free from any obligation or liability under this Agreement arising after such assignment. All the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 15. PERSONNEL

         The terms and conditions of this Agreement will be binding upon Galaxy's employees, agents, subcontractors and affiliates.

SECTION 16. WAIVERS

         No delay or failure by any party hereto in exercising or enforcing any of its rights or remedies hereunder, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right or remedy in a particular instance or will not constitute a waiver thereof in any other instance. All rights and remedies will be cumulative and not exclusive of any other rights or remedies.

SECTION 17. AMENDMENTS

         No amendment, waiver or discharge of any provision of this Agreement will be effective unless made in writing that specifically identifies this Agreement and the provision intended to be amended, waived or discharged and signed by Tritel and Galaxy. Each such amendment, waiver or discharge will be effective only in the specific instance and for the specific purpose for which given.

SECTION 18. APPLICABLE LAW

         This Agreement and each of the documents referred to herein shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Mississippi, without regard to any rules governing conflicts of laws. Any action to enforce arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted only within such court or courts located in the State of Mississippi as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Mississippi and the service of process by registered mail, return receipt requested, or by any other manner provided by law.

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

SECTION 19. SEVERABILITY

         If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the full extent permitted by law (a) all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability will not affect the jurisdiction thereover will have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

SECTION 20. ENTIRE AGREEMENT

         This Agreement and the Non-disclosure Agreement, including the exhibits and schedules hereto and thereto, constitute the entire agreement between the parties with respect to their subject matters, and all prior or contemporaneous oral or written communications, understandings or agreements between the parties with respect to such subject matters are hereby superseded in their entireties.

SECTION 21. DISPUTES

         21.1 AGREEMENT TO ARBITRATE.

         All claims, disputes and matters in question arising out of, or relating to, this Agreement or any claimed breach of this Agreement, except for claims of Galaxy which have been waived by its acceptance of final payment, shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise. This agreement to arbitrate shall be specifically enforceable.

         21.2 DEMAND FOR ARBITRATION.

         Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with American Arbitration Association. The demand for arbitration shall be made within thirty (30) days after written notice of the claim, dispute or other matter in question has been given, and in no event shall it be made after the when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations, whichever occurs first. The location of the arbitration proceeding shall be Jackson, Mississippi.

         21.3 AWARD.

         The award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

         21.4 SAME ARBITRATORS.

         At the election of Tritel, any arbitration proceeding instituted by either party under this Agreement may be consolidated with any other arbitration proceeding then or thereafter pending between either party and any other person or entity if the respective arbitrations involve similar questions of fact or law or arise out of any work done or services supplied for the design or construction of the Project.

         21.5 EXCEPTIONS.

         This agreement to arbitrate shall not apply to any claim of contribution or indemnity asserted by one party of this Agreement against the other party and arising out of an action brought in a state or federal court or in arbitration by a person who is under no obligation to arbitrate the subject matter of such action with either of the parties to this Agreement, or who does not consent to such arbitration.

SECTION 22. COUNTERPARTS.

         This Agreement may be executed in two or more counterparts that together shall constitute a single agreement.

SECTION 23. HEADINGS.

         The headings contained in this Agreement are for ease of reference and shall not affect the interpretation or meaning of this Agreement.

SECTION 24. PUBLICITY.

         So long as this Agreement is in effect, neither Galaxy, World Access, Inc. nor any of their affiliates, officers, directors, employees or agents shall issue any press release or otherwise make any public statement with respect to the existence of this Agreement or the subject matter of this Agreement without the prior written consent of Tritel.

SECTION 25. LIMITATION OF LIABILITY.

         Except for the liquidated damages and other payment undertakings of Galaxy as set forth in Section 1.9, expenses of arbitration and awards of attorneys fees and expenses, in no event shall Galaxy be liable under this Agreement for: (i) special, incidental or consequential damages (including loss of profits) regardless of legal theory advanced, whether foreseen or unforeseen; or (ii) an amount exceeding the price of Services rendered through the date of any termination or expiration of this Agreement.

SECTION 26. FORCE MAJEURE.

         In the event a party's performance of an obligation hereunder is rendered impossible or commercially impractical (rather than simply delayed) due to causes beyond its control and without its fault or negligence, including, but not limited to, acts of God, war (including civil war), civil unrest, acts of government, fire, floods, explosions, inclement weather, epidemics, quarantine restrictions, interplanetary catastrophes, strikes or labor unrest (of third parties but not of such party), material shortage, or delays in transportation, such party's performance of such obligation shall be excused.

                                      * * *

         The parties have executed this Agreement as of the date first set forth above.

                             TRITEL COMMUNICATIONS, INC.

                             By: ____________________________________
                             Name: Jerry M. Sullivan, Jr.
                             Its:     Executive Vice President

                             ADDRESS:
                             1410 Livingston Lane
                             Jackson, Mississippi 39213-8003
                             Attn: Jerry M. Sullivan, Jr.
                             GALAXY PERSONAL COMMUNICATIONS

                             SERVICES, INC.

                             By: _____________________________________
                             Name: Joseph W. Forbes, Jr.
                             Its:  President

                             ADDRESS:
                             1075 Windward Ridge, Suite 100
                             Alpharetta, Georgia 30005
                             Attn: Joseph W. Forbes

                                   EXHIBIT A

                         GENERAL DESCRIPTION OF SERVICES

A.1 RF ENGINEERING SERVICES

Galaxy specializes in the design, development and implementation of advanced wireless communications systems. The firm offers full-service engineering consulting for system design, implementation and optimization. Listed below are the major engineering activities and key deliverables (broken down into three major phases) to be provided by Galaxy to Tritel regarding Tritel's proposed TDMA IS-136 PCS system. This Agreement is contingent upon Tritel and Galaxy reaching a consensus on design methodology and acceptance criteria within days from the execution of this Agreement.

A.1.1 Phase I - RF Engineering Services - Initial RF Design

RF design using a basic cell planning grid which attempts to meet the technical design objectives. This design stage includes cell counts, basic propagation analysis, and a detailed design document. A consensus allows the RF designer to proceed to the next design step.

    Major Engineering Activities:
                            o Establish and Finalize Design Criteria
                            o Perform Detailed Demographic/Traffic Data Analysis
                            o Complete Propagation Model Validation
                            o Complete System Design and Demand Analysis
                            o Complete Site Verification/Survey
                            o Analyze Drive Test Measurements
                            o Complete Nominal System Design

    Key Deliverable:        Search Area Maps: that detail for each site:
                            latitude/ longitude, AMSL ground elevation, address, coverage objectives and preliminary site design recommendations (tower height, ERP, etc.).

    Handoff:                Site Acquisition

Phase I Interim Deliverables:

o Market Visit Report that further describes market's demographic profile but also includes data on business expansion and development, and recent population shifts. Potential sites for propagation model validation drive testing are identified.

o Drive Test and Propagation Model Validation Data that provides a detailed coverage and propagation analysis (i.e. path loss per decade, 1 mile intercept, slope, scattergrams, etc.). This data can be used to generalize the propagation environment for similar morphological and terrestrial areas within the market, thereby providing Tritel with a more refined and accurate RF prediction modeling tool.

o Detailed Terrain Analysis Report for the markets under design. This analysis will include estimates of mean and standard deviation of the AMSL ground elevation. identification of locations that may drastically affect RF propagation and coverage are also identified.

o Preliminary Phase I Initial RF Design Document that includes the estimated number of cell sites, best server plots and coverage maps for each market, final demographic data, terrain analysis and preliminary traffic analysis, if applicable.

A.1.2 Phase H - RF Engineering Services - Final RF Design and Implementation

   Major Engineering Activities:

                            o Evaluate real world sites and collocation
                              possibilities
                            o Rank Candidate Sites
                            o Analyze Drive Test Measurements
                            o Engineering Analysis of Engineered Sites
                            o Provide RF engineering information required for
                              FCC/FAA filings
                            o True-up design -Validate Sites
                            o Evaluate microwave incumbent cases
                            o Develop Preliminary Frequency Coordination
                            o Ensure special design considerations and growth
                              strategies are being addressed

   Key Deliverable:         Approved Sites

   Handoff:                 Site Acquisition, Site Construction

Phase II Interim Deliverables:

o Candidate Evaluation Report that describes candidate sites submitted by site acquisition which were evaluated on a per design site basis. The report will also provide a detailed description of why each site was approved or disapproved for final consideration.

o Candidate Evaluation Drive Data that provides detailed coverage information and test configuration setup.

o Modified RF Network Design pursuant to approved leased candidates and collocation candidates to be included in the final RF Network Design. This design will include sites that have passed zoning and are inline for permanent placement within the system design.

o Final RF Network Design that includes coverage, complete frequency coordination and future issues associated with the design.

A.1.3 Phase III - RF Engineering Services - Network Optimization

   Major Engineering Activities:

                            o Create System Optimization Procedures
                            o Perform System Wide Testing and Integration
                            o Perform system wide interference analysis testing
                            o Perform Network Optimization
                            o Complete Frequency Coordination
                            o Complete Interference Testing from Non-Relocated
                              Market Incumbents

   Key Deliverable:         System Available for Commercial Service

   Handoff:                 Operations

Phase III Interim Deliverables:

o RF Network System Optimization Guidelines and Procedures Manual that includes descriptions of key system parameters, procedures for adjusting parameters and processes for solving various system problems.

o RF Network System Optimization Report detailing the current system parameter settings and the solutions which were provided to resolve system problems.

A.2 RF PROJECT MANAGEMENT SERVICES

   Major Project Management Activities:

                             o Manage RF Project Schedule for all markets
                               assigned to Galaxy by Tritel
                             o Provide overall RF Project Management for all RF
                               consulting firms
                             o Ensure Uniform RF Design Standards for all
                               markets
                             o Ensure Uniform RF Design Processes for all
                               markets
                             o Perform review of nominal RF Design in all
                               markets
                             o Coordinate information flow between all RF Design
                               teams and Tritel Project Manager

   Key Deliverable:          RF Project Schedule, Project Status

   Reporting
   Handoff:                  Tritel Project Manager

                                   EXHIBIT B

                                  COMPENSATION

B.1 PRICING SUMMARY:

B.1.1 Fixed Rate Pricing

Galaxy shall perform the Services for Tritel as described in Exhibit A. Section
A.1.1 The Fixed Rate Pricing set forth below (which shall apply under this Agreement unless Tritel elects to procure Services on an time and materials basis as outlined in Section B. 1.3) is on a "per site" basis. The price per site for each phase is based on a minimum of 875 "effective base stations" for which Tritel hereby engages Galaxy. These pr ices are based on Galaxy performing all three phases of RF Engineering Services outlined herein.

An "effective base station" shall mean either (a) Galaxy's provision of Services equaling approximately one hundred percent (100%) of the RF engineering services required to provide RF Design, Implementation and Optimization to construct and place in commercial service one (1) cell site within Tritel's system, or (b) Galaxy's provision of Services equaling less than one hundred percent (100%) of the RF engineering services required to provide RF Design, Implementation and Optimization to construct and place in service more than one (1) cell site but which in the aggregate total approximately one hundred percent (100%) of Services required to construct and place in commercial service an average cell site within Tritel's total system.

                           FIXED RATE PRICING PER SITE

--------------------------------------------------------------------------------
DESCRIPTION OF SERVICE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PHASE I - INITIAL RF DESIGN           [CONFIDENTIAL TREATMENT REQUESTED]
--------------------------------------------------------------------------------
PHASE II - IMPLEMENTATION             [CONFIDENTIAL TREATMENT REQUESTED]
--------------------------------------------------------------------------------
PHASE III - OPTIMIZATION              [CONFIDENTIAL TREATMENT REQUESTED]
--------------------------------------------------------------------------------
TOTAL RF ENGINEERING COST PER SITE    [CONFIDENTIAL TREATMENT REQUESTED]
--------------------------------------------------------------------------------
PROJECT MANAGEMENT SERVICES           [CONFIDENTIAL TREATMENT REQUESTED]
--------------------------------------------------------------------------------

B.1.2 Volume Purchase Commitment

Tritel engages Galaxy to provide the complete RF Design services, outlined in Exhibit A. Section A.1, for a minimum of 875 effective base stations. At Tritel's election, Galaxy may also be engaged under this Agreement to complete additional effective base stations as assigned by Tritel at the same per site price. Tritel has also engaged Galaxy to provide the overall RF Project Management services outlined in Exhibit A, Section A.2 for a minimum of 1275 base stations.

B.1.3    Hourly Engineering Services Rates

The following rates will apply for services performed on a time and material basis, if applicable, and are good through December of 1999.

DESCRIPTION OF RESOURCE                 HOURLY RATE

PRINCIPAL / VP OF ENGINEERING           [CONFIDENTIAL TREATMENT REQUESTED]

DIRECTOR OF ENGINEERING                 [CONFIDENTIAL TREATMENT REQUESTED]

RADIO PROJECT MANAGER                   [CONFIDENTIAL TREATMENT REQUESTED]

SENIOR RADIO ENGINEER                   [CONFIDENTIAL TREATMENT REQUESTED]

RADIO ENGINEER                          [CONFIDENTIAL TREATMENT REQUESTED]

DESIGN ENGINEER                         [CONFIDENTIAL TREATMENT REQUESTED]

ASSOCIATE RADIO ENGINEER                [CONFIDENTIAL TREATMENT REQUESTED]

FIELD ENGINEER                          [CONFIDENTIAL TREATMENT REQUESTED]

ENGINEERING AIDE                        [CONFIDENTIAL TREATMENT REQUESTED]

B.2 TEST EQUIPMENT CHARGES:

Listed below are the components whose costs are included in the Fixed Rate Pricing of Section B. 1. 1. This equipment is necessary to perform testing for propagation model validation, clear channel verification and candidate evaluation.

          o Grayson Transmitters (20 Watt)
          o Grayson PCS 1900 Scan Receivers
          o Cables and Antennas
          o Drive Test Vehicles (including maintenance and insurance)
          o Laptop Computer
          o In addition, Galaxy can provide the equipment necessary to complete IS-136 optimization within the Tritel BTA markets.

B.3 BOOM TRUCK RENTAL FEES:

At Tritel's request, Galaxy shall provide a boom truck platform to be utilized in conjunction with propagation model and candidate evaluation testing. Pricing includes operator, fuel and insurance and a 15 test sites per month minimum would apply.

--------------------------------------------------------------------------------
40 METER BOOM TRUCK WITH NECESSARY IMPLEMENTS:
                                  [CONFIDENTIAL TREATMENT REQUESTED] PER SITE(1)

50 METER BOOM TRUCK WITH NECESSARY IMPLEMENTS:
                                  [CONFIDENTIAL TREATMENT REQUESTED] PER SITE(2)
--------------------------------------------------------------------------------

B.4 TRAVEL EXPENSES:

Listed below are costs included in the Fixed Rate Pricing of section B.1.1.:

          o Travel Expenses and accommodations away from Atlanta, GA including airfare.
          o One rental vehicle for each Galaxy personnel deployed in the market.
          o Galaxy personnel will be allotted one trip home per month.
          o Galaxy per diem rates are per standard 1997 U.S. Government CONUS rates for the market that work is being performed in.

Extraordinary travel required by Tritel outside of travel between the designated markets and Atlanta will be billed at actual costs plus an [CONFIDENTIAL TREATMENT REQUESTED]processing fee.


----------------

(1)   Mobilization charges of $2000 per market will apply
(2)   Mobilization charges of $2000 per market will apply

B.5 OFFICE EXPENSES:

Office space and all utility costs are not part of this proposal for all markets outside of Atlanta, GA. Galaxy will require access to a data network, a HP755 plotter, color printer, fax machine, and laser printer. Shipping, supplies, and copying capabilities to be provided by Tritel. Galaxy will provide the following equipment and software required to complete the Project:

          o WIZARDO(R) RF Prediction and Modeling Tool
          o MAPINFO Software
          o MAPINFO Databases (Census, Demographic, Traffic)
          o Computers - (minimum requirements: 133 MHz, Pentium, 32MB RAM)
          o Laptop computers - (minimum requirements: 100 MHz, Pentium,
            16 MB RAM)

B. 7 REIMBURSABLE EXPENSES:

The following charges are not included in the fixed rate pricing and are payable by Tritel:

     1. Photocopying, printing, and other reproduction costs.
     2. Topographic and city Maps, models, drawings, and any other presentation materials.
     3. FAA analysis.
     4. Reasonable telephone, fax and wireless phone charges.

B.8 TERMS OF PAYMENT

The tern s of Galaxy's payment structure is Net 30 days upon receipt of invoice unless Tritel elects the financing option set forth in the Agreement. Fixed Rate Billing is based on a 15-month duration of work as to each market assigned to Galaxy by Tritel during the term of this Agreement. Pricing beyond that time frame will be based on Galaxy's Hourly rates set forth in Section B. 1.3. Invoices shall be rendered according to the following milestones:

        RF Engineering and Project Management Services Payment Milestones


Milestone:                                                                Fee:
----------                                                                ----
o  Project Initiation, invoiced 45 days after contract signing            [CONFIDENTIAL TREATMENT REQUESTED]

o  Acceptance of Nominal RF Design                                        [CONFIDENTIAL TREATMENT REQUESTED]

o  Search Area Maps Issued                                                [CONFIDENTIAL TREATMENT REQUESTED]

o  RF Acceptance of Site Candidate                                        [CONFIDENTIAL TREATMENT REQUESTED]

o  Commercial In-Service                                                  [CONFIDENTIAL TREATMENT REQUESTED]


Invoices shall initially be based on the parties' mutual good faith estimate of the total cell sites required in the market(s) in which Services have been commenced and which are the subject of the invoices ("Initial Invoice"). If actual cell site counts differ from the estimated count used to calculate Initial Invoice amounts:

I) The excess amount invoiced, if any, shall be payable by Galaxy to Tritel as follows:

          i)     if the Initial Invoice terms were net 30, like terms apply;

          ii) if the Initial Invoice terms were under the Financing Plan, the excess shall be subtracted from the Initial Invoice amount financed and payment structure will be adjusted accordingly, with credit given for any excess interest charges accrued;

          iii) at Tritel's option, the excess shall be rendered in equivalent Services value on a time and materials basis.

II) The amount of deficiency in the invoice total, it any, shall be payable by Tritel as follows:

            i)   if the Initial Invoice terms were net 30, like terms apply;

            ii) if the Initial Invoice terms were under the Financing Plan, net 30 terms apply.

As soon as the actual number of cell sites to be constructed in such markets is determined by Tritel invoices shall thereafter be based on the actual cell site count rather than the estimate.

B.9 CONDITIONS AND CONSIDERATIONS

The following conditions and specific assumptions apply to the fixed rate pricing under this Agreement:

o Galaxy requires 3-week mobilization from issuance of Purchase Order.

o Galaxy assumes a fifteen- (15) month deployment schedule per market based on FAA tower height approval process. o Fixed rate pricing assumes the following:
   1. Completion of all associated tasks in a fifteen (15) month period. Delays beyond such period directly attributable to equipment vendors, zoning entities, FAA, FCC or regulatory bodies or to Tritel's internal delays will result in charges on a time and materials basis.
   2. Propagation Model Validation testing at a maximum of 15% of the total Project sites.
   3. Evaluation of up to three (3) viable candidates submitted by site acquisition personnel per Search Area.
   4. Drive testing of up to 80% of the total sites will be performed for candidate evaluation.
   5.  Drive testing for one (1) candidate per site for data analysis.
   6. Use of Wizard(R) propagation software for the specified duration of this Project is included. Use of another tool and any Unix workstations required for the tool would be at a straight pass-through charge to Tritel.
   7. Data collection and computer workstations/laptops necessary to complete this scope of work is included in the fixed rate pricing.
   8.  A nine-(9) hour workday, and twenty-two (22) work days per month.
   9. Meals and lodging Per Diem costs at standard 1997 government CONUS rates are included in the fixed rate pricing.
   10. Travel and per diem expenses are included in the fixed rate pricing.
o Tritel will provide Galaxy personnel access to full office workspace outside of Atlanta, GA.
o Tritel will provide Letters of Intent for sites to be used in Propagation Model Validation testing.
o Microwave relocation services are not included in the fixed rate pricing but are available upon Tritel's request.
o Frequency coordination for all testing is excluded from this scope of work.
o Crane rental charges are optional services available to Tritel.
o Technology-specific phones and test equipment required for network optimization is not included.
o FAA filing and authorization is excluded.
o If Galaxy is required to redesign the RF Plan, following acceptance of the nominal design by Tritel and issue of the initial search rings, additional payments will be billed under the following conditions:
   1. No property available or failure to perform by Site Acquisition Tritel (10% of Phase 1&2 Per Site Costs for each search ring reissued for the same design location).
   2. Marketing Objectives change requiring new design (10% of Phase 1&2 Per Site Costs for each search ring reissued).

   3. New site or new design location required to fulfill or enhance design objectives as defined by Tritel Project manager (100% of Phase 1 & 2 Per Site Costs for each search ring issued).
   4. Approved Site Candidate rejected for any non-RF Issue (50% of Phase 1&2 Per Site Costs for each search ring reissued).

                                    EXHIBIT C

               GENERAL MILESTONE AND ACCEPTANCE CRITERIA SCHEDULE

Milestone Completion and Acceptance Criteria of RF Engineering Deliverables for Tritel Wireless Markets

The following conditions, when fulfilled, define Milestone completion and acceptance criteria for the Services ("Acceptance"). Tritel acknowledges and accepts that failure to adhere to the Acceptance Criteria unless otherwise authorized in writing by Galaxy shall constitutes waiver of all Tritel's claims against Galaxy for subsequent delays or failures in network performance.

Acceptance Criteria:

MILESTONE NO. 1 NOMINAL RF DESIGN

i. Tritel will designate a single contact to provide authorized acceptance and final approvals of all Galaxy deliverables.

ii. Tritel and Galaxy must create and mutually agree upon a market by market design criteria prior to the initiation of design activities, including service levels, reliability margins, coverage objectives, subscriber counts and planned system growth.

iii. Tritel, Galaxy and Tritel's designated equipment vendor must agree on equipment performance specifications to be utilized in the design of Tritel's network prior to the initiation of design activities. Final responsibility for all equipment performance issues remains with Tritel's designated equipment vendor.

iv. Tritel and Galaxy will mutually agree on Computer-aided design tools to be utilized during the design of Tritel's markets.

v. Galaxy will recommend at its discretion the appropriate quantity of sites required for Propagation Model Validation (PMV) Tests in individual markets in order to calibrate industry accepted computer-aided simulation models utilized in the design of Tritel's markets. Tritel is responsible for providing timely permission to access to selected PMV sites via its designated Site Acquisition Contractor. Tritel is responsible for providing clear frequencies for use by Galaxy in PMV testing, errors resulting from non-clear frequencies provided to Galaxy resulting in erroneous PMV data will be Tritel's responsibility.

vi. Galaxy will make available to Tritel for its approval the nominal RF design of individual markets, including link budgets, model parameters, antenna specifications and expected coverage criteria during a formal design review prior to issuance of Search Area Maps to Tritel's designated Site Acquisition Contractor.

NO. 2 MILESTONE SEARCH AREA MAPS

i.       Issuance of Search Area Maps

NO. 3 MILESTONE SITE ACCEPTANCE

i. Information for site candidates will be provided in a format mutually agreed to by Galaxy, Tritel and its designated Site Acquisition Contractor. Galaxy will be responsible for approval or disapproval of proposed candidates within a mutually agreed to review interval.

ii. Tritel or its designate will provide timely access to all candidate sites required by Galaxy for candidate testing during the site approval process.

iii. Any design criteria exceptions will be mutually agreed upon between Galaxy and Tritel and Tritel's equipment vendor if appropriate. Design criteria exceptions include, but are not limited to: Antenna Radiation Centerline Heights, Antenna Orientations, Site locations outside of specified search area, Antenna Placement and deviation from recommended site validation activities.

iv. Galaxy and Tritel will mutually agree upon a format for delivering required information for FCC and FAA filings.

NO. 4 MILESTONE OPTIMIZATION

i. Tritel will provide Galaxy with available cleared spectrum on a market by market basis for use in frequency planning activities in a mutually agreed to time interval prior to the initiation of any optimization activities. Available spectrum must be sufficient to support a mutually agreed upon frequency reuse plan to meet approved channel counts.

ii. Galaxy will make available to Tritel for its approval the final RF design of individual markets, including link budgets, model parameters, antenna specifications, expected coverage criteria, final frequency plan and a traffic/channel plan during a formal design review prior to initiation of frequency planning activities.

iii. Performance of antennas within specified operational parameters are the sole responsibility of the antenna vendor.

iv. Galaxy, Tritel and Tritel's equipment vendor will mutually agree on a format for required equipment database information.

v. Galaxy, Tritel and Tritel's equipment vendor will mutually agree to an Optimization Test Plan developed by Galaxy.

vi. Galaxy will not initiate cluster testing activities until all sites have completed Tritel's vendor commissioning process.

vii. Delays in optimization due to equipment failure, installation problems or construction defects will be the responsibility of Tritel's designated vendors.

viii. Delays in optimization due to failure to implement require engineering parameter changes will be the responsibility of Tritel or their designated operations agent.

ix. Galaxy requires remote access to switch databases in order to verify engineering parameter changes.
x. Optimization Tests will be performed on baseline drives of primary routes within the established service area, operating to the established design criteria.